NEWS RELEASE

Eden Energy Announces Early Conversion of Notes and Provides Operational Update

VANCOUVER, January 21, 2008. Eden Energy is pleased to announce the early conversion of a portion of its outstanding convertible debenture note due August 25, 2008. A total of $1,217,849 of principle and accrued interest has been converted at a price of $0.50 per share, which equals 86% of the 5-day closing bid price at year end. A condition of the early conversion terms required that note holders convert 100% of their holdings or that amount that would result in them holding up to a maximum of a 9.9% position in the Company. As part of the conversion terms, the debenture warrants originally attached to the financing were re-priced to $1.00 unless exercised within the next 30 business days in which case they are exercisable at $0.50. As per the terms of the original debenture, unconverted notes will reprice to approximately $4.11 and unexercised warrants will reprice to approximately $4.80 dependant on the final number of warrants exercised within the next 30 business days. These terms were offered to all note holders. The Company was assisted in this conversion by Midtown Partners & Co, LLC who have been paid a commission of $36,535.

Donald Sharpe, president of Eden Energy, commented “We are pleased to be able to convert this portion of our debt. We are seeing a number of interesting opportunities right now and we wanted to be in a position to jump on something if it made sense. After converting this portion of our debt we have a cash position of approximately $20 MM, which includes the remaining convertible debt of $7.417 MM.”

Operational Update

White River Dome Project, Colorado

Further to the news release of December 31, 2007, Eden is pleased to provide an update on the status its wells in the White River Dome field in the Piceance Basin, Colorado

AHU 18-23. Completion operations on the 18-23 well were finalized in late December and the well was tied in to sales on January 8, 2008. Peak initial production on this well was 796 MCFD on January 10, 2008 and as of January 16 the well is producing through a 48/64ths choke at approximately 572 MCFD.

AHU 8-12.Completion operations are continuing on this well, although progress has been hampered somewhat by cold weather. Eden expects to be able to announce production results within the next 30 days.

LF 17-21. Recompletion operations do not appear to have been successful in this well, possibly due to damage caused during the initial completion operations. Currently the well is experiencing freezing problems and is not producing consistently. On January 16, 2008 the well produced 84 MCFD to sales.

LF 17-42. The 17-42 well was tied in to sales on December 30, 2007 and produced at a peak daily rate of 1.772 MMCFD on January 1, 2008 As of January 16, 2008 the well is producing through a 38/64ths choke at approximately 1.129 MMCFD. The 17-42 was the second of Eden’s wells to be recompleted after initial completion results were deemed less than satisfactory. The 17-42 well has been an extremely strong well since its recompletion.

Noah Project, Nevada

Eden’s joint venture partner advises that they are continuing to monitor the rig availability in Nevada and do not anticipate any further delays in the drilling of the Noah well in spring 2008. Further announcements will be made as rig contracts and other drilling services are secured.

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted fault blocks, and an excellent potential reservoir rock. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. These high potential projects are balanced by the lower risk development project at White River Dome in Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the spud date of the Noah well, the drilling of the Noah well to total depth, the length of time to drill to total depth, potential reservoir rock in the Noah Project, the production rates of the White River Dome wells, and the low risk development of the White River Dome Project.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2006 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com

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